FOR IMMEDIATE RELEASE

Pep Boys Appoints Robert H. Hotz Chairman of the Board

PHILADELPHIA - September 14, 2011 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket service and retail chain, today announced that independent Director Robert H. Hotz was appointed Chairman of the Board of Directors.

Mr. Hotz, who has been a Pep Boys board member since 2005 and serves on its Compensation and Audit Committees, is Senior Managing Director, Co-Head of Investment Banking, a member of the Operating Committee and Co-Chairman of the investment banking firm Houlihan Lokey Howard & Zukin, Inc. In addition, Mr. Hotz serves as a director of Universal Health Services, Inc.

Mr. Hotz succeeds Max L. Lukens who resigned his Director and Chairman of the Board positions for personal reasons.

"On behalf of Pep Boys, the Board would like to thank Max for his service over the past two years and we wish him well," said Mr. Hotz. President & Chief Executive Officer Michael R. Odell added, "I would like to thank Max for his counsel over the past two years, and look forward to working closely with Bob in his new role as Chairman."

Since 1921, Pep Boys has been the nation's leading automotive aftermarket chain. With more than 7,000 service bays in more than 700 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting http://www.pepboys.com.

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Investor Contact:

Mike Melia

(215) 430-9459

Email: investorrelations@pepboys.com

Media Contact:

Regina M. Tracy

(215) 430-9081

Email: mediarelations@pepboys.com